EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of GreenHunter Energy, Inc. of our report dated March 30, 2012, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of GreenHunter Energy, Inc. for the year ended December 31, 2011, and of our report dated April 6, 2012, relating to our audit of the financial statements of Hunter Disposal LLC, which appears in Amendment No. 1 to the Current Report on Form 8-K of GreenHunter Energy, Inc. as filed on April 27, 2012.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Hein & Associates LLP

Dallas, Texas

August 13, 2012